Exhibit 5.1
February 4, 2008
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901

Re:	Celgene Corporation Registration Statement on Form S-4
(Registration No. 333-148777)
Ladies and Gentlemen:
     We have acted as counsel to Celgene Corporation, a Delaware corporation (“Celgene”), in connection with the proposed merger (the “Merger”) of Pharmion Corporation, a Delaware corporation (“Pharmion”), with Cobalt Acquisition LLC, a Delaware limited liability company that is a wholly-owned subsidiary of Celgene (“Merger Sub”), pursuant to an Agreement and Plan of Merger, dated as of November 18, 2007, among Celgene, Merger Sub and Pharmion (the “Merger Agreement”). In connection with the Merger, Celgene will issue up to 31,586,420 shares (the “Shares”) of its common stock, par value $.01 per share, upon the terms and conditions set forth in the Merger Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of Celgene, as filed with the Securities and Exchange Commission (the “Commission”).
     As counsel for Celgene, we have examined and relied upon such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion. We have also made such examinations of law as we have deemed relevant.
     Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms of the Merger Agreement and as described in the Registration Statement, be duly authorized and legally issued, fully paid and non-assessable.
     We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement in the section entitled “LEGAL MATTERS.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ PROSKAUER ROSE LLP